Exhibit 99.1

Pope Resources Announces Quarterly Distribution

POULSBO, Wash., March 4, 2016 /PRNewswire/ -- Pope Resources (NASDAQ:POPE) announced today a quarterly distribution of $0.70 per unit, effective for unitholders of record on March 16, 2016 and payable on March 30, 2016.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Pope Resources' distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Pope Resources' distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax result.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 207,000 acres of timberland and development property in Washington, Oregon, and California. We also manage, co-invest in, and consolidate two private equity timber funds, for which we earn management fees. These funds provide an efficient means of investing our own capital in Pacific Northwest timberland while earning fees from managing the funds for third-party investors. The company and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

CONTACT: John Lamb, 360.697.6626, Fax 360.697.1156